FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ANNUAL REPORT OF

REPUBLIC OF SOUTH AFRICA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2006

SECURITIES REGISTERED*
(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:

Jeffrey C. Cohen, Esq.
Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105

*

The Registrant is filing this annual report on a voluntary basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, Republic of South Africa, has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on the 4th day of May 2007.

REPUBLIC OF SOUTH AFRICA

By

/s/ André Pillay

André Pillay

Attorney-in-fact for

Trevor Manuel

Minister of Finance

National Treasury

Republic of South Africa

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Explanatory Note

     The purpose of this amendment to the Annual Report on Form 18-K (the “Annual Report”) of the Republic of South Africa (the “Republic”) for the fiscal year ended March 31, 2006 is to file Quarterly Bulletin No. 243, dated March 2007, of the South African Reserve Bank.

      This amendment to the Annual Report comprises:

(a)

Pages 1-4 consecutively

(b)

The following exhibit:

Exhibit 99.E – Quarterly Bulletin No. 243, dated March 2007, of the South African Reserve Bank.

     This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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EXHIBIT INDEX

Exhibit	Description
24	Power of Attorney, dated November 30, 2006(1).
99.C	Copy of the Republic of South Africa Budget Review 2007(2).
99.D	Description of the Republic of South Africa, dated December 6, 2006(1).
99.E	Quarterly Bulletin No. 243, dated March 2007, of the South African Reserve Bank.

(1)  Incorporated by reference from the Form 18-K filed on December 6, 2006, file number 033-85866.

(2)  Incorporated by reference from the Form 18-K/A filed on March 20, 2007, file number 033-85866.

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